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                     STATE OF WASHINGTON
       /seal/ SEAL OF THE STATE OF WASHINGTON * 1889 *
                     SECRETARY of STATE

I, RALPH MUNRO, Secretary of State of the State of
Washington and custodian of its seal, hereby issue this

                  CERTIFICATE OF AMENDMENT

                            to

                     P.L.D.F.E.T., INC.

a Washington Profit Corporation. Articles of Amendment were filed for record in this office on the date indicated below.

           Changing name to TRAVELSHORTS.COM, INC.


UBI Number: 601 184 782                  Date: March 17, 2000



/seal/ SEAL OF THE STATE
OF WASHINGTON * 1889 *


                  Given under my hand and the Seal of the State of Washington at Olympia, the State Capital


                  /s/ Ralph Munro
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                  Ralph Munro, Secretary of State
                                 2-414101-2